SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                _________


                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                   Date of Report:  February 21, 1995
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)

                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 7 pages.

                    The Exhibit Index appears at Page 3

Item 7. Financial Statements, Pro Forma Financial Information and
Exhibits.

 (c)  Exhibits

    (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                             DEERE & COMPANY



                              By   /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


 Dated:  February 21, 1995

                             EXHIBIT INDEX



Number and Description        Sequential Page Number
of Exhibit


(99) Press release and
additional information             Pg. 4

                                          Exhibit 99



FOR IMMEDIATE RELEASE (21 February 1995)

     MOLINE, ILLINOIS -- Deere & Company today reported worldwide net income of $138.4 million or $1.60 per share in the first quarter of 1995 compared with $87.0 million or $1.02 per share last year. This was the company's sixth consecutive quarter of record earnings and the first time that earnings in the first quarter exceeded $100 million.
Worldwide net income improved by $51.4 million or approximately 60 percent compared with last year's previous record first quarter due primarily to continued improvements in both overseas and domestic operating efficiencies, combined with higher production and sales activity. The first quarter 1995 worldwide production tonnage was approximately 11 percent higher than last year.
   Worldwide net sales and revenues increased 22 percent to $2.106 billion in the first quarter of 1995 compared with $1.727 billion last year. Net sales and revenues include net sales to dealers of agricultural, industrial and lawn and grounds care equipment which totaled $1.731 billion in the first quarter of 1995 compared with $1.407 billion last year. North American sales of John Deere agricultural, industrial and lawn and grounds care equipment all increased during the quarter compared with last year. Overseas net sales were also higher, increasing 41 percent compared with a year ago.
     The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $95.8 million compared with $48.0 million last year. All of the company's equipment businesses generated higher profits for the quarter compared with last year.

The improved results generally reflect higher production and sales volumes and continued domestic and overseas improvements in operating efficiencies.
     Through the date of this report, the company and the United Auto Workers have been unable to reach an agreement as to the terms of a new contract that would replace the previous agreement which expired on September 30, 1994. Employees are continuing to work under the terms of the former contract, and factory operations remain normal.
     Net income of the financial services subsidiaries was $42.8 million for the quarter compared with $38.6 million last year. Net income of the credit operations was $29.7 million compared with $25.6 million last year due primarily to a larger average portfolio financed and a lower provision for credit losses. Net income of the insurance and health care operations was $13.1 million compared with $13.0 million last year.
     Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "First quarter North American retail sales of agricultural equipment continue to provide a strong base for operations. Near-record United States net farm cash income in 1994 should support strong 1995 farm expenditures. Higher exports of farm commodities should continue to result from ratification of the General Agreement on Tariffs and Trade, which lowers European Union export subsidies. Higher incomes in developing countries are expected to promote better markets for United States grains and oil seeds. Although some uncertainty may develop during 1995 as a result of a new pending United States farm bill, farmers have made significant improvements in their balance sheets, which increases their ability to modernize their equipment lines. Additionally, the company's new row-crop tractor lines have been well received by customers throughout the world. We believe, on balance, these factors will support farmers' buying confidence and, as a result, worldwide demand for agricultural equipment will remain strong.
     "Similarly, the markets for the company's other major businesses remain healthy," Becherer said. "The North American general economy continues to show moderate growth, which should support strong demand for both industrial and lawn and grounds care equipment as well as providing a sound basis for expansion of our financial services revenues.
     "In response to these market conditions, the company's worldwide equipment operations' production tonnage is expected to increase by approximately four percent in 1995 compared with 1994," Becherer said. "North American production tonnage is expected to increase by six percent, while overseas schedules are expected to decrease by four percent. Second quarter worldwide production tonnage is expected to increase by approximately seven percent compared with last year, reflecting continued strong retail demand coupled with the excellent initial acceptance of the new 8000-series row-crop tractor line. Although certain tires remain in tight supply due to a work stoppage at one of our key suppliers, second quarter product availability should not be adversely affected if promised supply dates are met.
     "The current outlook for our businesses remains positive," Becherer said. "Our new products have been well accepted and the company's competitive position worldwide remains very strong. Operating margins have continued to reflect our ongoing efforts to improve quality, reduce costs and enhance profitability. Our strategic commitment to continuous improvement and our focus on profitable growth in worldwide markets should yield important benefits to our company in 1995 and beyond."
                                   # # #
     The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
     John Deere Capital Corporation's net income was $27.4 million in the first quarter of 1995 compared with $23.0 million in the same period last year. Net income for the quarter was favorably affected by a larger average portfolio financed and a lower provision for credit losses. The average balance of credit receivables and leases financed was 20 percent higher in the first quarter of 1995 compared with the same period last year.
     Credit receivable and lease acquisitions increased 20 percent during the first quarter. Retail notes acquired during the quarter totaled $703 million, a 19 percent increase over the first quarter 1994 acquisitions. Acquisitions of John Deere equipment notes were 21 percent higher in the current year. Acquisitions of revolving charge accounts and wholesale receivables also increased during the quarter compared with last year.
     Credit receivables and leases financed by John Deere Capital Corporation were $4.208 billion at January 31, 1995 compared with $3.477 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by the sale of retail notes during the fourth quarter of 1994. Credit receivables and leases administered, which include receivables previously securitized and sold, totaled $5.195 billion at January 31, 1995 compared with $4.656 billion at January 31, 1994.


The attached data accompany this press release

                     First Quarter 1995 Press Release


Net sales and revenues:
(millions of dollars)
                                       Three Months Ended
                                           January 31
                                                             %
                                  1995        1994        Change

Net sales:
  Agricultural equipment         1,022         887          15
  Industrial equipment             408         308          32
  Lawn and grounds
    care equipment                 301         212          42
      Total net sales            1,731       1,407          23
Financial Services
  revenues                         347         298          16
Other revenues                      28          22          27
      Total net sales
        and revenues             2,106       1,727          22

United States and Canada:
  Equipment net sales            1,326       1,120          18
  Financial Services
    revenues                       347         298          16
      Total                      1,673       1,418          18
Overseas net sales                 405         287          41
Other revenues                      28          22          27
      Total net sales
        and revenues             2,106       1,727          22

Selected balance sheet data:
(millions of dollars)
                               January 31  October 31  January 31
                                  1995        1994        1994

Equipment Operations:
  Dealer accounts and notes
    receivable - net             3,016       2,939       2,728
  Inventories                      943         698         688

Financial Services:
  Credit receivables and leases
    financed - net               4,674       4,511       3,877
  Credit receivables and leases
    administered - net           5,660       5,725       5,056
  Insurance and health care
    companies' assets            1,686       1,671       1,527

Average shares outstanding  86,485,581  86,146,147  85,591,552